Exhibit 99.1

Contact: Marc Cannon (954) 769-3146 cannonm@autonation.com Investor contact: Robert Quartaro (954) 769-7342 quartaror@autonation.com
AutoNation Announces Reported Retail Sales of 30,275 New Vehicles in May 2014,
Best May since 2006(1)

•	Reported retail new vehicle unit sales in May 2014 increased 15% versus May 2013

•	AutoNation to acquire Roundtree Chrysler Dodge Jeep Ram in Mobile, Alabama

FORT LAUDERDALE, Fla., June 4, 2014 - AutoNation, Inc. (NYSE: AN), America’s largest automotive retailer, today announced that it reported to automotive manufacturers retail sales of 30,275 new vehicles in May 2014, an increase of 15% as compared to May 2013. On a same-store basis, reported retail new vehicle unit sales in May 2014 were 29,471, an increase of 12% as compared to May 2013. May 2014 reported retail new vehicle unit sales for AutoNation’s operating segments were as follows:

•	9,289 for Domestic, up 12% versus May 2013,

•	15,413 for Import, up 17% versus May 2013, and

•	5,573 for Premium Luxury, up 14% versus May 2013.

Industry reporting for May 2014 includes two more calendar days than for May 2013, including one additional Saturday. Industry reporting for June 2014 will have three fewer calendar days than June 2013.

AutoNation also announced that it has signed an agreement to acquire Roundtree Chrysler Dodge Jeep Ram in Mobile, Alabama, where AutoNation currently operates Ford and Honda franchises. The annual revenue for this store is approximately $95 million. The acquisition is subject to manufacturer approval and other customary closing conditions and is expected to be completed in the third quarter of 2014.

AutoNation expects to report June 2014 retail new vehicle unit sales on Wednesday, July 2, 2014.

(1) As compared to prior total retail new vehicle unit sales recorded in accordance with GAAP on a continuing operations basis.
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The information provided in this news release is based on unaudited sales reports provided by our stores to the applicable automotive manufacturers and is provided on a continuing operations basis. These reports are prepared based on the standards established by the applicable automotive manufacturers, which differ from GAAP revenue recognition and other requirements. For example, the classification of certain transactions under the standards established by certain such manufacturers differs under GAAP. Reported retail sales also includes vehicles placed into certain manufacturer-approved demonstrator vehicle and service loaner programs, which vehicles may be sold as new or used vehicles under GAAP in subsequent periods. In addition, the sales reports are based on the time periods set by the automotive manufacturers for reporting monthly sales, which generally differ from the calendar month. As a result, our operating results calculated and presented in accordance with GAAP, including our new vehicle unit sales, may differ materially from any results expressed or implied by the information provided in our monthly sales reports and summarized in this news release and future news releases. In addition, reported retail sales are subject to seasonal trends. Consequently, reported retail sales for a particular month are not necessarily indicative of results to be expected for a full quarter or year. Please refer to our public filings with the U.S. Securities and Exchange Commission, including without limitation our Annual Report on Form 10-K for the year ended December 31, 2013 and our subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, for additional information regarding our business.

Investors should not assume that our disclosure of the information in this news release means that we have determined that such information is material to the Company.

About AutoNation, Inc.
AutoNation is transforming the automotive retail industry through bold leadership. We deliver a superior automotive retail experience through our customer-focused sales and service processes. Owning and operating 270 new vehicle franchises, which sell 33 new vehicle brands across 15 states, AutoNation is America’s largest automotive retailer, with state-of-the-art operations and the ability to leverage economies of scale that benefit the customer. As an indication of our leadership position in our industry, AutoNation is a component of the S&P 500 Index.

Please visit investors.autonation.com, www.autonation.com, www.twitter.com/autonation, www.twitter.com/CEOMikeJackson, www.facebook.com/autonation, and www.facebook.com/CEOMikeJackson, where AutoNation discloses additional information about the Company, its business, and its results of operations.

Forward-Looking Statements
This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements. Words such as “anticipates,” “expects,” “intends,” “goals,” “plans,” “believes,” “continues,” “may,” “will,” and variations of such words and similar expressions are intended to identify such forward-looking statements. Statements regarding our expectations for acquisitions, the future performance of our franchises, and the automotive retail industry, as well as statements that describe our objectives, goals, or plans, are forward-looking statements. Our forward-looking statements reflect our current expectations concerning future results and events, and they involve known and unknown risks, uncertainties and other factors that are difficult to predict and may cause our actual results, performance or achievements to be materially different from any future results, performance and achievements expressed or implied by these statements. These risks, uncertainties and other factors include, among others: our ability to integrate successfully acquired and awarded franchises and to attain planned sales volumes within our expected time frames; economic conditions generally; conditions in the credit markets and changes in interest rates; the success and financial viability of vehicle manufacturers and distributors with which we hold franchises; factors affecting our goodwill and other intangible asset impairment testing; natural disasters and other adverse weather events; restrictions imposed by vehicle manufacturers; the resolution of legal and administrative proceedings; regulatory factors affecting our business; and other factors described in our news releases and filings made under the securities laws, including, among others, our Annual Reports on Form 10-K, our Quarterly Reports on Form 10-Q, and our Current Reports on Form 8-K. Forward-looking statements contained in this news release speak only as of the date of this news release, and we undertake no obligation to update these forward-looking statements to reflect subsequent events or circumstances.